SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): March 31, 2000



                             INTERNET HOLDINGS, INC.
               (Exact Name of Company as Specified in its Charter)


UTAH                         0-26886                            13-3758042
(State or Other              (Commission                         (Employer
Jurisdiction)                File Number)                        Identification
                                                                 Number)

            16 Curzon Street, Mayfair, London, United Kingdom W1Y 7FF
                    (Address of Principal Executive Offices)



      Company's Telephone Number, Including Area Code: 011 44 207 409 1600

ITEM 5.  OTHER EVENTS.

     On March 31, 2000, the board of directors of Internet Holdings, Inc. (the "Company") appointed Jason E. Forsyth as Finance Director, and Giorgio L. Laurenti as a Director of the Company, effective immediately. Mr. Forsyth will continue to serve as the Company's Chief Financial Officer.

     Jason E. Forsyth, has served as the Company's Chief Financial Officer since February 9, 2000. Mr. Forsyth has eight years of experience in accounting and finance in both Europe and the United States. He has worked in a variety of industries including software, telephony and consumer products. He has extensive commercial and corporate strategy experience and has been involved in corporate finance, seed financing, working capital fund raising and mezzanine financing for several years. From 1997 to 1998, Mr. Forsyth implemented statistical forecasting mechanisms to reduce overhead and improve sales planning for AT&T Wireless (formerly LA Cellular). From 1998 to 1999, he served as Director of Finance of Purely Cotton, Inc., a consumer products company, where he worked in debt and equity mezzanine financing. Mr. Forsyth has specialized in advising both start-up companies and more established businesses throughout the United States, Europe, and the Middle East. His most recent projects have focused exclusively on Internet and Internet related enterprises. Mr. Forsyth has passed the Certified Management Accountant (CMA), Certified Financial Manager (CFM) and Certified Public Accountant (CPA) examinations. He gained a BSc (Honors) in Accountancy and Economics from Southampton University, England.

     Mr. Laurenti has extensive commercial experience, having served in senior management roles at Revlon for the last twelve years. He has served as President of Revlon France and Euro International since October 1999 and President of Revlon Euro International since February 1999. He was President of International Business Development at Mac Andrews & Forbes, Revlon's parent company, with the responsibility to oversee International Mergers and Acquisitions and Development. Prior to joining Revlon, Mr. Laurenti owned OTIC, a real state and property development company from 1977 to 1988. He served as Chief Executive Officer of Coricama, a manufacturer of high precision surgical instruments, scissors and metal, where he was responsible for US and International Development.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               INTERNET HOLDINGS, INC.

April 5, 2000                                  By: /s/ Stefan Allesch-Taylor
                                                  ------------------------------
                                                   Stefan Allesch-Taylor,
                                                   President





                                       3